PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: Matt McNulty

             Chief Financial Officer                                                                                             904/858-9100

PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR

THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2023

Patriot Transportation Holding, Inc. (NASDAQ-PATI) Jacksonville, Florida; May 9, 2023

Second Quarter Operating Results

The Company reported net income of $475,000, or $.13 per share for the quarter ended March 31, 2023, compared to a net loss of ($490,000), or ($.14) per share in the same quarter prior year.

Revenue miles were up 97,000, or 1.8%, over the same quarter last year. Operating revenues for the quarter were $23,465,000, up $2,537,000 from the same quarter last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.40, or 10.2%.

Compensation and benefits increased $2,081,000, mainly due to the increases in driver compensation, a $211,000 increase in training pay versus the same quarter last year and an increase in owner operators. Fuel expense decreased $162,000 due to lower diesel prices in the quarter. Insurance and losses decreased $930,000 due to lower health and risk insurance claims (the second quarter last year included two large claims that combined for $752,500 in expense in that quarter). Depreciation expense was down $107,000 in the quarter. Sales, general & administrative increased $544,000 due mainly to bonus accruals, increased travel and higher 401k match. Gain on sale of equipment was $275,000 versus $119,000 in the same quarter last year.

As a result, operating profit this quarter was $584,000 compared to an operating loss of ($639,000) in last year’s 2nd quarter.

First Six Months Operating Results for Fiscal year 2023

The Company reported net income of $960,000, or $.27 per share for the six months ended March 31, 2023, compared to $5,949,000, or $1.63 per share in the same period last year. Net income in the prior year first six months included $6,281,000, or $1.72 per share, from gains on real estate net of income taxes.

Revenue miles were down 202,000, or 1.9%, over the same period last year. Operating revenues for the period were $46,315,000, up $4,816,000 from the same period last year due to rate increases, higher fuel surcharges and an improved business mix. Operating revenue per mile was up $.53, or 13.8%.

Compensation and benefits increased $3,202,000, mainly due to the increases in driver compensation, a $296,000 increase in training pay versus the same period last year and increases in owner operators. Fuel expense increased $440,000 due to higher diesel prices in Q1 partially offset by declining diesel prices in Q2. Insurance and losses decreased $756,000 due to lower health and risk insurance claims. Depreciation expense was down $310,000 in the period. Sales, general & administrative increased $406,000 due mainly to bonus accruals, increased travel and higher 401k match. Gain on sale of equipment was $341,000 versus $479,000 in the same period last year.

As a result, operating profit this period was $1,204,000 compared to $7,902,000 in the same period last year. Prior year gain on the sale of land was $8,330,000 due to the sale of our former terminal location in Tampa, FL. Operating ratio was 97.4 in the first six months versus 81.0 in the same period last year.

Summary and Outlook

While the driver market is still challenging, we are off to a solid start in fiscal 2023. Total revenue, revenue per mile and driver count have all increased since the same period last year. Since the start of our fiscal year we have increased our average driver count by ~30 drivers which resulted in the Company beating revenue miles versus the same quarter last year for the first time in several years. April of 2021 was when we made our first significant driver pay increase (15%) and focused on improving in many areas to help us retain our drivers. Since that time, our driver pay is up 25-35% across all markets and our turnover rate YTD has improved to 79% versus 105% in fiscal year 2021. While the training cost has increased significantly, the added driver capacity is welcome and has allowed us to continue to add some quality new business with both existing and new customers in a few markets and we are working to continue that trend.

Our balance sheet remained stable with $6.9 million of cash as of March 31, 2023, with no outstanding debt. Through the first six months we have purchased 21 new tractors. For the remainder of fiscal 2023 we are planning to replace 52 additional tractors (29 are replacing lease units) and ~10 trailers and anticipate a total capital expenditure of ~$12 million in fiscal 2023.

Conference Call

The Company will host a conference call on May 9, 2023 at 3:00 PM (EST). Analysts, shareholders and other interested parties may access the teleconference live by calling 1-888-506-0062 domestic or international at 1-973-528-0011. Computer audio live streaming is available at https://www.webcaster4.com/Webcast/Page/2058/48279. An audio replay will be available for sixty (60) days following the conference call by dialing toll free 1-877-481-4010 domestic or international 1-919-882-2331 then enter pass code 48279. An audio archive can also be accessed at https://www.webcaster4.com/Webcast/Page/2058/48279.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include the impact of the COVID-19 pandemic on our revenues, operations and financial condition; general economic conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; the impact of future regulations regarding the transportation industry; freight demand for petroleum product and levels of construction activity in the Company's markets; fuel costs; risk insurance markets; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

Patriot Transportation Holding, Inc. is engaged in the transportation business. The Company’s transportation business is conducted through Florida Rock & Tank Lines, Inc. which is a Southeastern transportation company engaged in the hauling of liquid and dry bulk commodities.

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2023	2022	2023	2022

Operating revenues	$23,465	20,928	46,315	41,499

Cost of operations:
Compensation and benefits	11,043	8,962	21,248	18,046
Fuel expenses	2,998	3,160	6,318	5,878
Repairs & tires	1,387	1,445	2,741	2,661
Other operating	819	710	1,508	1,454
Insurance and losses	1,644	2,574	3,628	4,384
Depreciation expense	1,299	1,406	2,573	2,883
Rents, tags & utilities	643	708	1,291	1,381
Sales, general & administrative	2,696	2,152	5,023	4,617
Corporate expenses	627	569	1,122	1,102
Gain on sale of terminal sites	—	—	—	(8,330)
Gain on disposition of PP&E	(275)	(119)	(341)	(479)
Total cost of operations	22,881	21,567	45,111	33,597

Total operating profit (loss)	584	(639)	1,204	7,902

Interest income and other	76	3	141	4
Interest expense	(5)	(4)	(9)	(9)

Income (loss) before income taxes	655	(640)	1,336	7,897
Provision for (benefit from) income taxes	180	(150)	376	1,948

Net income (loss)	$475	(490)	$960	5,949

Unrealized investment gains (losses), net	2	(3)	6	(3)

Comprehensive income (loss)	$477	(493)	$966	5,946

Earnings per common share:
Net income (loss) -
Basic	$0.14	(0.14)	0.27	1.73
Diluted	$0.13	(0.14)	0.27	1.63

Number of shares (in thousands) used in computing:
-basic earnings per common share	3,518	3,458	3,504	3,439
-diluted earnings per common share	3,557	3,458	3,545	3,658

PATRIOT TRANSPORTATION HOLDING, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	September 30,
Assets	2023	2022
Current assets:
Cash and cash equivalents	$6,941	8,302
Accounts receivable (net of allowance for doubtful accounts of $62 and $68, respectively)	6,118	5,296
Inventory of parts and supplies	1,007	1,006
Prepaid tires on equipment	1,576	1,486
Prepaid taxes and licenses	241	378
Prepaid insurance	3,538	3,927
Prepaid expenses, other	186	163
Total current assets	19,607	20,558

Property and equipment, at cost	74,360	72,816
Less accumulated depreciation	52,860	52,567
Net property and equipment	21,500	20,249

Operating lease right-of-use assets	3,200	2,424
Goodwill	3,637	3,637
Intangible assets, net	457	556
Other assets, net	134	142
Total assets	$48,535	47,566

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,173	1,964
Federal and state taxes payable	33	594
Accrued payroll and benefits	3,238	3,208
Accrued insurance	601	1,053
Accrued liabilities, other	227	1,010
Operating lease liabilities, current portion	802	884
Total current liabilities	7,074	8,713

Operating lease liabilities, less current portion	2,769	1,705
Deferred income taxes	3,824	3,631
Accrued insurance	1,476	1,476
Other liabilities	841	854
Total liabilities	15,984	16,379
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, 5,000,000 shares authorized, of which 250,000 shares are designated Series A Junior Participating Preferred Stock; $0.01 par value; None issued and outstanding	—	—
Common stock, $.10 par value; (25,000,000 shares authorized; 3,526,489 and 3,484,004 shares issued and outstanding, respectively)	353	348
Capital in excess of par value	40,351	39,958
Accumulated deficit	(8,230)	(9,190)
Accumulated other comprehensive income, net	77	71
Total shareholders’ equity	32,551	31,187
Total liabilities and shareholders’ equity	$48,535	47,566